Exhibit 21.1

List of Subsidiaries of Holdings after the Closing of the Contribution

Name of Subsidiary	State of Formation

Urology Associates of North Texas, PLLC	Texas

The Medical Clinic of North Texas, Inc.	Texas

Impel Management Services, L.L.C.	Texas

Impel Consulting Experts, LLC	Texas

Rocky Mountain Medical Center, L.P.	Texas

Surgery Center of Waxahachie, LP	Texas

Mat-Rx Development, LLC, d/b/a USMD Hospital Division	Texas

USMD of Arlington GP, LLC	Texas

U.S. Lithotripsy, L.P. d/b/a USMD Lithotripsy Division	Texas

USMD Cancer Treatment Centers, LLC	Texas

USMD Diagnostic Services, LLC	Texas

USMD Inc.	Texas

Mat-Rx Fort Worth GP, LLC	Texas

USMD Administrative Services, LLC	Texas

USGP, LLC	Texas

Litho GP, LLC	Texas

Big Country II Lithotripsy, L.P.	Texas

Dallas Stone Management, L.P.	Texas

Ironwood Stone Management, L.P.	Texas

Tyler Stone Management, Ltd., d/b/a Lithotripsy of East Texas	Texas

Metro I Stone Management. Ltd.	Texas

Midland Stone Management, L.P.	Texas

Mississippi Valley I Stone Management, L.P.	Oklahoma

White River Lithotripsy, L.P.	Arkansas

Western Plains II Lithotripsy, L.P.	Texas

North Central Missouri III Lithotripsy, L.P.	Texas

North Texas Stone Management, LP	Texas

Verrazano Lithotripsy, L.P.	Texas

East Texas II—Athens, L.P.	Texas

East Texas II—Longview, L.P.	Texas

S.E. Colorado Lithotripsy, L.P.	Texas

Kenai Lithotripsy, L.P.	Alaska

Metro Houston Lithotripsy II, L.P.	Texas

Houston II Lithotripsy, L.P.	Texas

Millennium Lithotripsy, L.P.	Texas

Gateway II Lithotripsy, LLC	Missouri

Rio Grande Lithotripsy, L.P.	Texas

South Texas Lithotripsy, L.P.	Texas

USMD Hospital at Arlington, L.P.	Texas

USMD Hospital at Ft Worth, L.P.	Texas

Willowbrook Cancer Center, LLC	Texas

Anchorage Cancer Treatment Center, LLC	Alaska

MXMD Centros De Cancer, S. De R.L. De C.V.	Mexico City, F.D., Mexico

Christus Meguerza Radio Terapia Avanzada, S.D R.L. De C.V.	Nuevo Leon, Mexico

Yorktown Center for Radiation Oncolgy Services, L.L.C.	New York

USMD Affiliated Services	Texas